JNL Series Trust 485BPOS

Ex. 99.28(d)(38)(v)

Amendment to Sub-Advisory Agreement

Between Jackson National Asset Management, LLC and

Newton Investment Management North America, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Newton Investment Management North America, LLC, a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of September 13, 2021 wherein the September 1, 2021 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the Agreement, to update the corporate entity of the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The reference to “a Delaware corporation” on the first page of the Agreement shall be deleted and replaced with “a Delaware limited liability company”.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of March 2, 2023.

Jackson National Asset Management, LLC		Newton Investment Management North America, LLC
By:	/s/ Mark D. Nerud	By:	/s/ Michael Germano
Name:	Mark D. Nerud	Name:	Michael Germano
Title:	President and CEO	Title:	CEO